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                                                                     EXHIBIT 2.2

                         Agreement and Plan of Merger by
        Ablest Service Corp., PLP Corp. and Milestone Technologies, Inc.
                                 and Ablest Inc.
                              dated January 1, 2001



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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into between Ablest Inc., a Delaware corporation ("Surviving Corporation"), on the one hand, and Ablest Service Corp., a Delaware corporation, PLP Corp., an Alabama corporation, and Milestone Technologies, Inc., an Arizona corporation (herein collectively, the "Merging Corporations"), on the other.

         WHEREAS, the Boards of Directors of the Surviving Corporation and the Merging Corporations each have determined that it is in the best interest of each of the Merging Corporations and Surviving Corporation to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, the Merging Corporations and the Surviving Corporation agree as follows:

         1. The Merging Corporations shall be merged into the Surviving Corporation (the "Merger"), pursuant to Section 253 of the Delaware General Corporation Law, Section 10-1104 of the Arizona Revised Code, and Section 10-2B-11.04 of the Code of Alabama.

         2.       The name of the Surviving Corporation shall be Ablest Inc.

         3. The outstanding shares of the Merging Corporations shall be canceled and no shares of Surviving Corporation shall be issued in exchange therefor.

         4. The outstanding shares of Surviving Corporation shall remain outstanding and shall not be affected by the Merger.

         5. The Merging Corporations shall from time to time, as and when requested by Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out the Merger.

         6. The Merger shall be effective at 12:01 a.m. eastern standard time, January 1, 2001.

         7. The Certificate of Incorporation and the Bylaws of Ablest Inc. as in effect immediately prior to the Merger, shall continue to be the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

         8. This Agreement may be executed in any number of counterparts, each of which when so executed shall be an original, but all such counterparts together shall constitute one and the same instrument.

         9. This Agreement has been adopted by the sole shareholder and the Board of Directors of each of the Merging Corporations.


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